Exhibit 10.72

SEVENTH AMENDMENT

LEVI STRAUSS & CO.

REVISED EMPLOYEE RETIREMENT PLAN

APPENDIX B

ENHANCED EARLY RETIREMENT BENEFITS

FOR EMPLOYEES LAID OFF UNDER THE

LEVI STRAUSS & CO. 2003

FACILITY CLOSURE PROGRAM

1. Introduction. This is the Levi Strauss & Co. 2003 Facility Closure Retirement Program (hereinafter referred to as the “Program”). The purpose of the Program is to provide enhanced pension benefits to certain Members who are Laid Off on account of a Facility Closure. The enhanced pension benefits described herein are provided under the Levi Strauss & Co. Revised Employee Retirement Plan (the “Plan”).

2. Defined Terms. The following definitions apply to this Appendix B. Capitalized terms in this Appendix B not defined in this Paragraph 2 have the meaning set forth in the Plan document.

A.	“Eligible Employee” means any Member described in Paragraph 3, below.

B.	“Facility Closure(s)” means the permanent shutdown of the plants located in San Antonio, Texas.

C.	“General Release Agreement” means a legally binding document supplied by the Plan Administrator or the Company in which an Eligible Employee waives any and all claims, excluding workers’ compensation claims, against the Company related to his or her employment or separation from employment. Whether or not an Eligible Employee chooses to sign the General Release Agreement is completely at his or her discretion.

D.	“Laid Off” or “Layoff” means a Member is involuntarily separated from employment with the Company at the written direction of the Company in connection with a program specified by the Company as a layoff.

E.	“Separation Date” means the date an Eligible Employee is separated from employment with the Company and is no longer on the Company payroll.

3. Eligibility. Enhanced pension benefits under the Program are limited to Members who qualify as an “Eligible Employee.” For purposes of this Program, the term “Eligible Employee” means each Employee classified by the Company as of his or her Separation Date as a regular Local Payroll Hourly Employee who is entitled to receive benefits under the Levi Strauss & Co. 2003 Facility Closure Severance Benefits Plan (Effective October 31, 2003) on account of a Facility Closure. A Member who qualifies as an Eligible Employee may be eligible for enhanced pension benefits, as described below. The Administrative Committee, in its capacity as Plan Administrator, or its delegate will have complete discretion to determine whether a Layoff is on account of a Facility Closure.

4. Benefits. An Eligible Employee may be entitled to receive one of the following benefits, subject to any additional criteria described below under the particular benefit:

A.	Automatic Full Vesting. Any Eligible Employee who is not fully-vested in his or her Retirement Benefit under the Plan as of his or her Separation Date will be fully-vested automatically on that date.

B.	Enhanced Pension Benefit. Three possible retirement enhancements are available under the Plan. Any Eligible Employee who satisfies the age and service criteria described below and who submits a General Release Agreement (and does not revoke the Agreement) in the manner prescribed by the Plan Administrator or the Company will be entitled to receive the greatest of the following benefits that apply:

•	80 and Out Benefit. This benefit is available if the Eligible Employee is at least age 50, or will be at least age 50 as of March 1, 2004, and if his or her total attained age plus Years of Service equal or exceed 80 on the Separation Date, or could equal or exceed 80 (if not for the Layoff) as of March 1, 2004. If these criteria are met, the Eligible Employee is entitled to receive an Early Retirement Benefit equal to 100% of his or her Retirement Benefit payable effective as of the last day of the month in which the Member’s Retirement Date occurs.

•	15 Years of Service Benefit. This benefit is available if the Eligible Employee has at least 15 Years of Service on the Separation Date or could have accrued at least 15 Years of Service (if not for the Layoff) as of March 1, 2004, and the Eligible Employee could attain at least age 50 as of March 1, 2004. If these criteria are met, the Eligible Employee is entitled to the greater of:

i.	70% of the Retirement Benefit under the Plan, if the Member would be at least age 50 as of March 1, 2004, but is not yet age 56 as of his or her Retirement Date; or

ii.	The Retirement Benefit based on the application of the percentage factor provided in Table A of Section 6.1(b) of the Plan corresponding with the Member’s actual age (as of his or her Retirement Date), if the Member is at least age 56 as of his or her Retirement Date.

Payment of this Retirement Benefit is effective as of the last day of the month in which the Member’s Retirement Date occurs.

•	25 Years of Service Benefit. This benefit is available if the Eligible Employee has at least 25 Years of Service as of the Separation Date, or could have accrued 25 Years of Service (but for the Layoff) as of March 1, 2004. The amount of the Retirement Benefit will equal a percentage of the Member’s Retirement Benefit based on the Member’s age as of the first day of the month in which payments begin. The percentage is determined under Table A of Section 6.1(b)

of the Plan. The Eligible Employee may begin to receive the Retirement Benefit payments at any time on or after the date such Member attains age 55 and before the Member’s Normal Retirement Date.

5. Transferred Eligible Members. An employee who is transferred to a new position prior to his or her Retirement Date under Subparagraphs 4.A or 4.B, above, shall no longer be eligible to retire under the Program unless the employee is Laid Off on account of a Facility Closure, and is otherwise eligible to participate under the terms set forth herein.

6. Rehired Eligible Employees. If a Member receives Retirement Benefits under this Program before age 55 and is rehired by the Company or an Affiliated Company then terminates employment again before age 55, additional Retirement Benefits accrued during the re-employment period will be calculated under Paragraph 4, above. Full vesting rights under Paragraph 4.A. do not apply to any benefits accrued during any period of re-employment.

7. Program Administration. This Program is part of the Plan. As such, the Plan Administrative Committee will serve as the Plan Administrator. The Plan Administrator or its delegate has discretionary authority to determine eligibility for benefits under the Program and to construe the terms of the Program, including making any factual determinations. The decisions of the Plan Administrator or its delegate shall be final and conclusive with respect to all questions concerning the administration of the Program, including decisions regarding eligibility under Paragraph 3, above.

The Plan Administrator may delegate to other persons or entities responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Program and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Program. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

8. Terms of Governing Plan Document. Except as otherwise provided herein, the terms of the Plan shall govern the Program.

IN WITNESS WHEREOF, this amendment is hereby adopted and approved this 5th day of February, 2004.

LEVI STRAUSS & CO.

/s/

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